Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact:
Brian Davis
(770) 243-4557
Media.Relations@catchmarktimber.com

CatchMark Timber Trust Declares First Quarterly Cash Dividend,

Completes Refinancing and Announces Changes

In its Directors and Officers

NORCROSS, Ga. (December 19, 2013) – CatchMark Timber Trust, Inc. (NYSE:CTT) (CatchMark Timber) today announced that its board of directors has declared a cash distribution for the first quarter of 2014 of $0.11 per share for each class of its common stock. The distribution is payable on March 17, 2014 to stockholders of record as of February 28, 2014.

In addition, CatchMark Timber announced today that it had reduced its outstanding debt by $80 million with the net proceeds from its recently completed public offering and completed a refinancing transaction of the remaining $52 million outstanding under its credit facility. In connection with the refinancing, the company entered into an amended and restated credit agreement that provides for a multi-draw term credit facility of up to $150 million and a revolving credit facility of up to $15 million. The multi-draw credit facility may be used to finance domestic timber acquisitions and associated expenses and the revolving credit facility may be used for working capital, to support letters of credit and other general corporate purposes. Both the multi-draw and the revolving facilities currently are undrawn.

“We are pleased to make this initial cash distribution to our stockholders,” said Jerry Barag, CatchMark Timber’s chief executive officer and president. “This distribution is part of our revised business strategy to increase our annual harvest volume to support distributions to stockholders. We are also excited about the completion of the refinancing transaction. Our new multi-draw facility will enable us to pursue an accretive acquisition strategy to expand our overall holdings.”

The multi-draw credit facility may be drawn upon five times during the period from December 19, 2013 to December 19, 2016. Amounts repaid under the multi-draw credit facility may be reborrowed prior to December 19, 2016. The revolving credit facility and the existing term loan will mature on December 19, 2018 and the multi-draw credit facility will mature on December 19, 2020. The amended and restated credit agreement provides that, with the consent of the required lenders, the new credit facility may be increased by up to $75 million, consisting of up to a $10 million increase in the revolving credit facility and the remainder available for incremental term loans.

In connection with CatchMark Timber’s transition to self-management on October 25, 2013, CatchMark Timber’s board of directors elected Jerry Barag as chief executive officer and president and John F. Rasor as chief operating officer and secretary. Mr. Barag has a track record and substantial experience in both the timberland and commercial real estate industries and brings over 30 years of real estate and timberland investment experience, including expertise in acquisitions, divestitures, asset management, property management and financing. Mr. Rasor has over 45 years of experience in the timberland and forest products industries, including expertise in forest management, wood products manufacturing, fiber procurement and log merchandising, sales and distribution. Messrs. Barag and Rasor were also elected as directors following the closing of CatchMark Timber’s underwritten public offering.

Additionally, CatchMark Timber’s board of directors recently made several modifications to the composition of the board which collectively enhance its independence. The board of directors elected Willis J. Potts, an independent director, to serve as chairman of the board. The size of the board was also increased from five to seven, and the board appointed two new independent directors, Alan D. Gold and Douglas D. Rubenstein. Since 2004, Mr. Gold has served as chairman of the board and chief executive officer of BioMed Realty Trust, Inc., a publicly traded REIT focused on acquiring, developing and managing laboratory and office space for the life science industry. Prior to that, Mr. Gold worked with REITs and real estate companies since 1985. Mr. Rubenstein has been an investment banker since 1985 and has extensive experience in the real estate industry. Since June 2012, Mr. Rubenstein has served as senior vice president and director of capital markets and business strategy for Benjamin F. Edwards & Company, a private, full-service broker-dealer. Leo F. Wells III and Douglas P. Williams, who are affiliated with CatchMark Timber’s former external advisor, resigned from the board prior to the effectiveness of CatchMark Timber’s underwritten public offering.

About CatchMark Timber

CatchMark Timber Trust, Inc. is a self-administered and self-managed publicly traded REIT that began operations in 2006 and owns interests in approximately 280,000 acres of timberland located on the Lower Piedmont and Upper Coastal Plains of East Central Alabama and West Central Georgia. CatchMark Timber owns approximately 247,200 acres and leases approximately 32,800 additional acres from third parties. The company is focused exclusively on timberland ownership and management. CatchMark Timber maintains a website at www.CatchMarkTimber.com.

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